UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 5, 2019

UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36720	27-2992077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 960-1010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPLD	The Nasdaq Global Market

Item 1.01    Entry into a Material Definitive Agreement.
On August 6, 2019, Upland Software, Inc. (the “Company”) and certain subsidiaries of the Company, (the “Subsidiaries” and together with the Company, the “Loan Parties”), entered into a Credit Agreement (the “Credit Agreement”) among Credit Suisse AG, Cayman Islands Branch, as agent (the “Agent”), Wells Fargo Bank, National Association, as syndication agent, Capital One, National Association, HSBC Bank USA, National Association and Regions Bank, as co-documentation agents, the lenders parties thereto from time to time, as the lenders (the “Lenders”), each other subsidiary of the Company from time to time designated as a guarantor thereunder, as guarantors, and Credit Suisse Loan Funding LLC, Wells Fargo Bank, N.A., Capital One, National Association, HSBC Securities (USA) Inc. and Regions Bank, as joint lead arrangers and joint bookrunners, providing for secured credit facilities (the “Loan Facilities”) that replaces and refinances the Company’s existing Credit Agreement dated as of May 14, 2015 (as amended, supplemented or otherwise modified, the “Wells Fargo Credit Agreement) among Wells Fargo Bank, National Association, as administrative agent and as United States administrative agent, Wells Fargo Capital finance Corporation Canada, as Canadian administrative agent, the lenders party thereto and the subsidiaries of the Company party thereto.
The Loan Facilities provided to the Company in the Credit Agreement consist of (i) a revolving credit facility in an aggregate principal amount of up to $60,000,000 (the “Revolver”) and (ii) a term loan facility in an aggregate principal amount of up to $350,000,000 (the “Term Loan”). The Credit Agreement also includes provisions for optional, uncommitted increases in the maximum size of the term loan facility available under the Credit Agreement by an aggregate principal amount up to the greater of (x) $83,000,000 and (y) 100% of adjusted EBITDA (calculated on a pro forma basis including giving effect to any acquisition) for the previous four quarter period upon the satisfaction of the terms and conditions set forth in the Credit Agreement. In addition, the Credit Agreement permits the Company to incur indebtedness, including in connection with the consummation of one or more permitted acquisitions, upon the satisfaction of the terms and conditions set forth in the Credit Agreement, so long as, in the case of additional secured debt, the net secured debt leverage ratio is above 4.00 to 1.00 and, in the case of unsecured debt, the net total debt leverage ratio is above 5.00 to 1.00.
In connection with the closing of the Loan Facilities, the entire $350,000,000 Term Loan was made to the Company. The proceeds of the Term Loan will be used by the Company to (i) repay in full the Wells Fargo Credit Agreement; (ii) fund certain fees and expenses associated with the Credit Agreement and (iii) to finance the ongoing general corporate needs of the Company, including future acquisitions. No amounts were drawn under the Revolver at Closing.
The Term Loan is repayable on a quarterly basis beginning on December 31, 2019 by an amount equal to 0.25% (1.00% per annum) of the aggregate principal amount of such loan. Any amount remaining unpaid is due and payable in full on August 6, 2026 (the “Term Loan Maturity Date”).
At the option of the Company, the Term Loan accrues interest at a per annum rate based on (i) the Base Rate plus a margin of 2.75% or (ii) the rate (not less than 0.00%) for Eurodollar deposits quoted on the LIBOR01 or LIBOR02 pages on the Reuters Screen, or as otherwise determined in accordance with the Credit Agreement (based on a period equal to 1, 2, 3 or 6 months or, if available and agreed to by all relevant Lenders and the Agent, 12 months or such period of less than 1 month) plus a margin of 3.75%. The Base Rate for any day is a rate per annum equal to the greatest of (i) the prime rate in effect on such day, (ii) the federal funds effective rate (not less than 0.00%) in effect on such day plus ½ of 1.00%, and (ii) the Eurodollar rate for a one month interest period beginning on such day plus 1.00%
Accrued interest on the loans will be paid quarterly or, with respect to loans that are accruing interest based on the Eurodollar rate, at the end of the applicable interest rate period.
On  August 6, 2019, the Company also entered into interest rate swap agreements with certain of the Lenders to hedge the interest rate risk associated with the Company’s floating rate obligations under the entire Term Loan, fixing the Company's interest rate (including the hedge premium) at 5.384% for the seven year term of the Term Loan.

Loans under the Revolver are available up to $60,000,000 (the “Maximum Revolver Amount”). The Revolver provides a subfacility whereby the Company may request letters of credit (the “Letters of Credit”) in an aggregate amount not to exceed, at any one time outstanding, $10,000,000 for the Company. The aggregate amount of outstanding Letters of Credit are reserved against the credit availability under the Maximum Revolver Amount.
Loans under the Revolver may be borrowed, repaid and reborrowed until August 6, 2024 (the “Maturity Date”), at which time all amounts borrowed under the Revolver must be repaid.
The Term Loan Lenders are entitled to a premium in the event of certain prepayments or repricings of the Term Loan made within six months of the Closing in an amount equal to 1.0% times the aggregate principal amount of the initial Term Loan prepaid in connection with a repricing transaction or the aggregate principal amount of the initial Term Loan outstanding on such date that is subject to an effective pricing reduction pursuant to a repricing transaction, as applicable.
In connection with the closing of the Loan Facilities, the Loan Parties entered into a Security Agreement, in favor of the Agent, pursuant to which the Loan Parties secured their obligations under the Loan Facilities by granting a security interest on substantially all of the assets of each such Loan Party. Future subsidiaries may be required to guarantee the obligations under the Loan Facilities and to secure such obligations by granting a security interest on substantially all of their assets.
The Credit Agreement contains customary affirmative and negative covenants. The negative covenants limit the ability of the Loan Parties to, among other things (in each case subject to customary exceptions for a credit facility of this size and type):

•	Incur additional indebtedness or guarantee indebtedness of others;

•	Create liens on their assets;

•	Make investments, including certain acquisitions;

•	Enter into mergers or consolidations;

•	Dispose of assets;

•	Pay dividends and make other distributions on the Company’s capital stock, and redeem and repurchase the Company’s capital stock;

•	Enter into transactions with affiliates; and

•	Prepay indebtedness or make changes to certain agreements.
The Credit Agreement also contains a financial covenant that requires the Company to maintain a Total Leverage Ratio (the ratio of funded indebtedness as of such date less the amount of unrestricted cash and cash equivalents of the Company and its guarantors in an amount not to exceed $50,000,000, to adjusted EBITDA (calculated on a pro forma basis including giving effect to any acquisition), measured on a quarter-end basis for each four consecutive fiscal quarters then ended, of not greater than 6.00 to 1.00. This financial covenant, however, is only in effect if, as of the last day of any fiscal quarter, beginning with the fiscal quarter ended December 31, 2019, the aggregate outstanding amount of all Loans and Letters of Credit under the Revolver facility at such time is equal to or greater than 35% of the aggregate outstanding revolving commitments as of the most recently ended fiscal quarter.
The Credit Agreement contains customary events of default subject to customary cure periods for certain defaults that include, among others, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness, change in control, bankruptcy and insolvency defaults and material judgment defaults. The occurrence of an event of default could result in the acceleration of the Loan Facilities and a right by the Agent and Lenders to exercise remedies under the U.S. collateral documents, Canadian collateral documents and English collateral documents. At the election of the Lenders, a default interest rate shall apply on all obligations during an event of default, at a rate per annum equal to 2.00% above the applicable interest rate.
The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, filed as Exhibit 10.1 this Current Report on Form 8-K and hereby incorporated by reference.
Item 1.02    Termination of a Material Definitive Agreement.
On August 5, 2019, the Company entered into a payoff letter among Wells Fargo Bank, National Association, as agent and US agent and the subsidiaries of the Company party thereto under which the Company paid in full all of the liabilities, obligations and indebtedness of the Company under the Wells Fargo Credit Agreement.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 8.01    Other Events.
On August 6, 2019, the Company issued a press release regarding the Credit Agreement. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1*	Credit Agreement by and among, inter alios, Upland Software, Inc., Credit Suisse AG, Cayman Islands Branch and the lenders party thereto dated as of August 6, 2019
99.1	Press Release issued by Upland Software, Inc., dated August 6, 2019
*    The schedules and exhibits to the Credit Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPLAND SOFTWARE, INC.

By:	/s/ Kin Gill
Kin Gill SVP, General Counsel and Secretary

Date: August 7, 2019